Exhibit (2)(K)(v)(a)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA SENIOR INCOME FUND

OPERATING EXPENSE LIMITS

Maximum Operating Expense Limit (as a percentage of managed and average net assets)
Name of Fund*	Class A	Class C	Class I	Class T	Class W
Voya Senior Income Fund Initial Term Expires July 1, 2009	0.90% of Managed Assets(1)	0.90% of Managed Assets(1)	0.90% of Managed Assets(1)	0.90% of Managed Assets(1)	0.90% of Managed Assets(1)
Initial Term for Class T	plus	plus	plus	plus	plus
Expires July 1, 2018	0.45% of average daily net assets	0.95% of average daily net assets	0.20% of average daily net assets	0.45% average daily net assets	0.20% of average daily net assets

/s/ HE
HE

Effective Date:  June 30, 2017 to add Class T shares.

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)

Managed Assets are defined as the Fund’s average daily gross asset value, minus the sum of the Fund’s accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares).